Exhibit 99.1

Sunwin Stevia International Sees Resumption of Sales Growth in the Coming Fiscal Year

The Company Expects Sales to reach $18 million in Fiscal 2014 with $2 million in Net Operating Income

QUFU, CHINA – December 17, 2012 - Sunwin Stevia International, Inc., “Sunwin Stevia” (OTC QB: SUWN), one of the top global providers of high quality stevia extracts including Rebaudioside A 98, announced today that the company expects sales and operating income to improve in fiscal 2014 which begins on May 1, 2013 as worldwide demand for stevia is forecasted to rise and supply chain pricing pressures begin to ease.  Sunwin Stevia sees fiscal 2014 revenue reaching $18 million in annual sales with $2 million in net operating income.

Over the past two years, Sunwin Stevia has been undergoing major changes to solidify a position as one of the global leaders in the production of high quality stevia extracts through a significant investment of capital in research and development as well as a substantial upgrade of its production facilities.  During this past year there has been a substantial decline in the overall price of higher grades of stevia, mainly due to a major supplier in financial difficulty liquidating inventories as well as slower than expected adoption rates in the U.S. While this has resulted in declining margins for the entire industry and a significant decline in revenue at Sunwin Stevia thus far in fiscal 2013, management believes these pressures are beginning to abate and the expansion of stevia in the E.U. as well as increased use in the U.S. will lead to an improving environment in calendar 2013 and beyond. Sunwin Stevia’s investment in technology will also help to lower its production costs to help improve overall margins when sales are expected resume a strong growth track.

Management believes Sunwin Stevia is well positioned to take advantage of industry trends that will result in substantially increased usage of stevia in the coming years in numerous food products including beverages, candies, baked goods, sweeteners, sauces and seasonings, and snacks.  Datamonitor in a 2012 Food Navigator article estimates stevia product launches in North America to reach approximately 230 products in 2012 up from a few dozen launches per year in the 2006 to 2008 timeframe. Zenith International also estimates worldwide sales of stevia extract which reached 3,500 tons in 2010 with an overall market value of $285 million will reach as much as 11,000 tons by 2014.

More than 40 countries have either approved stevia for use in food products or are in the final stages of approval. Combined, it is estimated that more than 1,000 products worldwide now contain stevia, ranging from beverages to energy bars.

"We sell our low-grade and high-grade stevia extract directly to a number of international and domestic customers, including food and beverage companies, food ingredient companies, and flavor houses. Additionally, we have partnered with distributors that resell Sunwin Stevia’s products in a number of markets across the globe”, commended by Ms. Dongdong Lin, CEO of Sunwin Stevia International. "We have been able to demonstrate our integrated supply chain capabilities which have resulted in partnerships with leaders in the industry and now, through our capital investment in improving production efficiencies and farming integration, we believe we are well positioned to benefit from the tremendous global growth opportunities for stevia in the years to come.  We are confident that we have positioned Sunwin Stevia on a solid foundation to scale production capacity and target substantial growth in top and bottom line performance in the coming fiscal year."

About Sunwin Stevia International, Inc.

Sunwin Stevia International, Inc. (OTCQB: SUWN) engages in the areas of zero calorie, all natural sweeteners (Sunwin Stevia™ Extracts).  As an industry leader in agricultural processing, Sunwin Stevia has built an integrated global firm with the sourcing and production capabilities to meet the needs of consumers throughout the world. For more info about Sunwin Stevia, please visit http://www.sunwininternational.com

Safe Harbor Statement

Sunwin Stevia International, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations regarding demand for stevia, our revenues, net income and earnings our ability to increase stevia production capacity.  We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2012.
Contact:

Dore Perler
U.S. Representative
954-232-5363
ir@sunwininternational.com